SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2008

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadow Way, Suite 400 Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (904) 737-1367

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of ParkerVision, Inc. approved 2007 incentive awards for Jeffrey Parker, its Chief Executive Officer, and Cindy Poehlman, its Chief Financial Officer. Both executives elected to accept all or a significant portion of their awards, net of tax withholdings, in equity. Mr. Parker received an award in the amount of $225,000, which was paid, net of tax withholdings, by the issuance to Mr. Parker of 14,466 shares of common stock. Ms. Poehlman received an award in the amount of $69,200, which was paid $22,800 in cash and by the issuance, net of tax withholding, of 2,795 shares of common stock. The shares issued to Mr. Parker and Ms. Poehlman were valued at $11.17 per share, the closing market price of the company’s common stock on the Nasdaq Stock Market on the date of the award.

The Committee considered both corporate and individual performance measures in determining the awards. The corporate performance measures included (i) sales goals, as measured by design wins with target customers, (ii) customer support goals, as measured by performance against specified customer statements of work (iii) technology goals, as measured by integrated circuit design achievements against specified marketing requirements documents and (iv) financial goals, as measured by performance against operating expense and cash flow budgets.

In addition to the corporate measures stated above, the Committee considered Mr. Parker’s ability to guide and develop the senior management team in both technological innovation and sales execution and the progress made in developing business relationships in the highly-competitive mobile handset industry. With regard to Ms. Poehlman, the Committee considered her initiative in implementing process changes in 2007 which increased the strength of financial reporting controls and continue to ensure a high level of integrity in the financial reporting process, her growing role with regard to shareholder relations, and her additional role as Corporate Secretary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2008		PARKERVISION, INC.

	By:	/s/ Cynthia Poehlman
Cynthia Poehlman
Chief Financial Officer